As filed with the Securities and Exchange Commission on April 7, 2004

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Anchor Glass Container Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-3417812

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Anchor Plaza
4343 Anchor Plaza Parkway
Tampa, Florida	33634-7513

(Address of Principal Executive Offices)	(Zip Code)

Anchor Glass Container Corporation Equity Incentive Plan

(Full title of the plan)

Richard A. Kabaker, Esq.
Vice President, General Counsel and Secretary
One Anchor Plaza
4343 Anchor Plaza Parkway
Tampa, Florida 33634-7513
(813) 884-0000

Copies to:

Michael R. Littenberg, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Ph: (212) 756-2000
Fax: (212) 593-5955

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price	aggregate offering	Amount of
registered	registered (1)	per share (2)	price (2)	registration fee (2)
Common Stock, par value $.10 per share	1,500,000	$15.38	$23,070,000	$2,922.97 (3)

(1) Represents the maximum aggregate number of shares of common stock, par value $.10 per share (the “Common Stock”) of Anchor Glass Container Corporation, a Delaware corporation (the “Company,” “we,” “us,” or “our”)

granted or available to be granted under the Company’s Equity Incentive Plan (the “Plan”).

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average of the high and low prices for the Common Stock reported on the Nasdaq National Market on March 31, 2004.

(3) This Registration Statement includes a Reoffer Prospectus. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such number of additional shares of Common Stock as may become available for issuance pursuant to the Plan in the event of any stock splits, stock dividends or similar transactions specified in the Plan.

EXPLANATORY NOTE

     Under Cover of this Form S-8 is our Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Our Reoffer Prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 1,500,000 “control securities” which may be issued pursuant to the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

Anchor Glass Container Corporation

1,500,000 Shares of

Common Stock, par value $.10 per share

     We have issued or may issue up to 1,500,000 shares of our common stock, par value $.10 per share (the “Common Stock”), offered hereby (the “Shares”) to participants in the Anchor Glass Container Corporation Equity Incentive Plan (the “Plan”). The participants may include Richard M. Deneau, Darrin J. Campbell, Roger L. Erb, Richard A. Kabaker, Peter T. Reno, Joel A. Asen, James N. Chapman, George Hamilton, Timothy F. Price and Alan H. Schumacher, who are collectively referred to as “Selling Shareholders.” The Shares that have been issued or may be issued to the Selling Shareholders constitute “control securities.” Pursuant to stock options which have been or may be granted to the Selling Shareholders, we may issue up to 1,500,000 Shares under the Plan. Selling Shareholders may offer some or all of the Shares issued to them under the Plan for sale from time to time at prices and terms negotiated in individual transactions, in brokers transactions negotiated immediately prior to sale, or in a combination of the foregoing. See “Plan of Distribution.” We will not receive any proceeds from such sales. Selling Shareholders and any broker-dealers who participate in selling the Shares may be deemed “underwriters” as defined by the Securities Act of 1933, as amended (the “Securities Act”). Commissions paid or discounts or concessions allowed such broker-dealers, as well as any profit received on resale of the Shares by broker-dealers purchasing for their own accounts, may be deemed to be underwriting discounts and commissions. Selling Shareholders or purchasers of the Shares will pay all discounts, commissions and fees related to the sale of the Shares. We have paid the costs of filing this registration statement and reoffer prospectus (this “Prospectus”) with the Securities and Exchange Commission (the “Commission”) and will pay the costs of registering or qualifying the Shares under the securities laws of any jurisdiction where such registration or qualification is necessary.

     NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE PURCHASE OF THESE SECURITIES INVOLVES SUBSTANTIAL RISK. SEE “RISK FACTORS” ON PAGE 1.

     The Selling Shareholders will be selling the Shares at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Our Common Stock is included on the Nasdaq National Market and is traded under the symbol AGCC. On March 31, 2004, the closing sale price of our Common Stock was $15.68.

     No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus. If any such information is given or any such representation made, the information or representation should not be relied upon as if authorized by us. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this Prospectus, nor is it an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction where it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances imply that the information in this Prospectus is correct any time subsequent to April 7, 2004.

     The date of this Prospectus is April 7, 2004.

SUMMARY

     This Prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3 under the Securities Act solely with regard to the resale of the Shares by the Selling Shareholders. The Company’s principal executive offices are located at One Anchor Plaza, 4343 Anchor Plaza Parkway, Tampa, Florida 33634-7513. The Company’s telephone number is (813) 884-0000.

COMPANY OVERVIEW

     We are the third largest manufacturer of glass containers in the United States. We have nine strategically located facilities where we produce a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

RISK FACTORS

Risks Relating to the Company’s Business

     We face significant competition from other glass container producers, as well as from makers of alternative forms of packaging, and our products are subject to consumer taste.

     The glass container industry is a segment of the rigid packaging industry and is a mature, low-growth industry. We and the other glass container manufacturers compete on the basis of price, quality, reliability of delivery and general customer service. Our principal competitors are Owens-Brockway Glass Container Inc. (“Owens-Illinois”), a wholly owned subsidiary of Owens-Illinois Group, Inc., and Saint-Gobain Containers Co. (“Saint Gobain”), a wholly owned subsidiary of Compagnie de Saint-Gobain. These competitors are larger and have greater financial and other resources than us. If we are unable to continue to compete successfully with them, our operating performance and the price of our Common Stock could be adversely effected.

     In addition to competing directly with Owens-Illinois and Saint-Gobain in the glass container segment of the rigid packaging industry, we also compete indirectly with manufacturers of other forms of rigid packaging, such as aluminum cans and plastic containers. The other forms of rigid packaging compete with glass containers principally on the basis of quality, price, availability and consumer preference. We believe that the use of glass containers for alcoholic and non-alcoholic beverages is subject to consumer taste. Our products may not continue to be preferred by our customers’ end-users and consumer preference may shift from glass containers to non-glass containers. A material shift in consumer preference away from glass containers, or competitive pressures from our direct and indirect competitors, could result in a decline in sales volume or pricing pressure and, as a result, our operating performance and the price of our Common Stock could be adversely affected.

     Anheuser-Busch Companies (“Anheuser-Busch”) is our largest customer; the loss of Anheuser-Busch as a customer would adversely impact our operating performance.

     Anheuser-Busch, our largest customer, accounted for 53.3% of our net sales for 2003. Our 2003 net sales to Anheuser-Busch were made pursuant to two supply agreements. One agreement covers all the bottles required for Anheuser-Busch’s Jacksonville, Florida and Cartersville, Georgia breweries. This contract extends through 2005 and contains two consecutive two-year options for Anheuser-Busch to renew the agreement. The other agreement, which also extends through 2005, covers the remainder of our sales to Anheuser-Busch. Both agreements may be terminated by Anheuser-Busch prior to December 31, 2005 in certain limited circumstances. The loss of Anheuser-Busch as a customer or a material reduction in Anheuser-Busch’s bottle requirements or a modification in pricing terms would adversely impact our operating performance and the price of our Common Stock.

     In addition to Anheuser-Busch, our customers are concentrated; the failure to maintain our relationships with our largest customers would adversely affect our operating performance.

     Our ten largest customers, including Anheuser-Busch, accounted for 78.1% of our net sales for 2003. We cannot assure you that we will be able to maintain these relationships. We did not have any written agreements with six of our twenty-five largest customers for 2003 (comprising 6.8% of our net sales for 2003). In addition, agreements with another six of our twenty-five largest customers for 2003 (comprising 6.6% of our net sales for 2003) will expire during 2004. We recently entered into a multi-year supply agreement effective January 1, 2004 with Snapple Beverage Group, Inc. and Mott’s Inc., affiliates of Cadbury Schweppes plc, to supply 100% of their requirements for 16 oz. Snapple bottles and Nantucket Nectars and Yoo-hoo bottles, as well as for several Mott’s items. Some of our customer contracts are subject to early termination by our customers in certain circumstances, including upon our material breach of such agreements. The loss of a number of our larger customers, a significant reduction in sales to these customers or a significant change in the commercial terms of our relationship with these customers could adversely impact our operating performance and the price of our Common Stock.

     Natural gas, the principal fuel we use to manufacture our products, is subject to widely fluctuating prices.

     Increases in the price of natural gas adversely affect our costs and margins. Since 2000, closing prices for natural gas have fluctuated significantly from a low of $1.830 per million BTUs, or MMBTU, in October 2001 to a high of $9.978 per MMBTU in January 2001, compared to an average price of $2.238 per MMBTU from 1995 through 1999. Since the 2001 price peak, natural gas prices have remained volatile. In 2003, natural gas prices have closed at between $4.430 and $9.133 per MMBTU, with the high being March 2003 and the low being October 2003. The natural gas price for March 2004 closed at $5.150 per MMBTU. Certain of our contracts with our customers incorporate price adjustments based on changes in the cost of natural gas, although the change in pricing may lag behind the cost we incur to obtain natural gas. We have no way of predicting to what extent natural gas prices will rise in the future. Any significant increase or inability to pass on these costs could adversely impact our margins and operating performance and, accordingly, the price of our Common Stock.

     Hostilities in the Middle East or elsewhere may adversely impact energy costs.

     An outbreak or escalation of hostilities between the United States and any foreign power and, in particular, a prolonged armed conflict in the Middle East, could result in a real or perceived shortage of oil and/or natural gas, which could result in an increase in the cost of natural gas prices or energy generally. See “—Natural gas, the principal fuel we use to manufacture our products, is subject to widely fluctuating prices.”

     Many factors could adversely affect the successful completion of our planned capital improvement projects.

     Completion of capital improvement projects may entail significant risks, such as unforeseen construction, scheduling or engineering problems, unanticipated cost increases or disruption to existing operations. The failure of any project to be completed on time or within budget, or the failure of any project to generate the operational benefits originally contemplated, may adversely impact our operating performance and the price of our Common Stock.

     If we are unable to obtain our raw materials at favorable prices, it could adversely impact our operating performance.

     Sand, soda ash, limestone, cullet (reclaimed glass), corrugated packaging materials and energy are the principal raw materials we use. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require us to secure our raw materials from sources other than our current suppliers, we may not be able to do so on terms as favorable as our current terms or at all. In addition, material increases in the cost of any of these items on an industry-wide basis could have an adverse impact on our operating performance and cash flows if we are unable to pass on these increased costs to our customers. This may have an adverse effect on the price of our Common Stock.

     We are involved in a continuous manufacturing process with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may impact our operating performance.

     Due to the extreme operating conditions inherent in some of our manufacturing processes, we may, from time to time, incur unplanned business interruptions in the future and such interruptions may adversely impact our operating performance and the price of our Common Stock.

     To the extent that we experience any furnace breakdowns or similar manufacturing problems, we will be required to make capital expenditures and our liquidity may be impaired as a result of these expenditures.

     The seasonality of our business has an adverse effect on our liquidity in the first and fourth quarters.

     Demand for beer, iced tea and other beverages is stronger during the summer months. Because our shipment volume is typically higher in the second and third quarters, we usually build inventory during the fourth and first quarters in anticipation of such seasonal demands. In addition, we have historically scheduled shutdowns of our plants for furnace rebuilds and machine repairs in the fourth and first quarters of the year to coincide with scheduled holiday and vacation time under our labor union contracts. These shutdowns, coupled with our contemporaneous inventory build-up, consume working capital and adversely affect our liquidity on a seasonal basis. This may have an adverse effect on the price of our Common Stock.

     Organized strikes or work stoppages by unionized employees may have an adverse effect on our operating performance.

     We are party to collective bargaining agreements that cover substantially all of our manufacturing employees. Our current collective bargaining agreements expire in 2005. If our unionized employees were to engage in a strike or other work stoppage prior to such expiration, or if we are unable to negotiate acceptable extensions of those agreements with labor unions resulting in a strike or other work stoppage by the affected workers, we could experience a significant disruption of operations and increased operating costs as a result of higher wages or benefits paid to union members, which could have an adverse impact on our operating performance and the price of our Common Stock.

     We are subject to various regulations that could impose substantial costs upon us and may adversely impact our operating performance.

     Our operations are subject to federal, state and local laws and regulations that are designed to protect the environment, as well as the safety and health of workers. Such laws and regulations frequently change and state and local laws are different in every jurisdiction. Our operations and properties must comply with these legal requirements. In addition, we are required to obtain and maintain permits in connection with our glass-making operations.

     We have incurred, and expect to continue to incur, costs for our operations to comply with such legal requirements, and these costs could increase in the future. Many such legal requirements provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. Certain environmental legal requirements provide for strict, and under certain circumstances, joint and several liability for investigation and remediation of releases of hazardous substances into the environment and liability for related damages to natural resources. They may also impose liability for personal injury or property damage due to the presence of, or exposure to, hazardous substances. It is difficult to predict the future development of such laws and regulations or their impact on our business or results of operations. We anticipate that standards under these types of laws and regulations will continue to tighten and that compliance will require increased capital and other expenditures. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine or any other liability in excess of, or not covered by, our reserves and/or insurance could adversely impact our operating performance and the price of our Common Stock.

     In addition, legislation has been introduced at the Federal, state and local levels requiring a deposit or tax, or imposing other restrictions, on the sale or use of certain containers, particularly beer and carbonated soft drink containers. Several states have enacted some form of deposit legislation, and others may in the future. The enactment of additional deposit laws or laws, such as mandatory recycling rate requirements, that affect the cost structure of a particular segment or all of the packaging industry could adversely impact our operating performance and the price of our Common Stock.

     Our business may suffer if we do not retain our senior management.

     We depend on our senior management. The loss of services of any of the members of our senior management team could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ such qualified personnel on acceptable terms.

Risks Relating to Our Stock

     Our controlling stockholders may take actions that conflict with your interests.

     In excess of a majority of the voting power of our capital stock is held by affiliates of Cerberus Capital Management, L.P. (“Cerberus”), referred to herein as our majority stockholders. Accordingly, Cerberus controls the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our Common Stock, including adopting amendments to our certificate of incorporation and approving mergers, certain acquisitions or sales of all or substantially all of our assets, which could delay or prevent someone from acquiring or merging with us.

     Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

     Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws contain provisions that:

•	permit us to issue, without any further vote or action by the stockholders, up to 20,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

•	limit stockholders’ ability to call special meetings.

     These provisions may discourage, delay or prevent a merger or acquisition at a premium price.

     In addition, Section 203 of the Delaware General Corporation Law (the “DGCL”) also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our Common Stock. In addition, certain of our employment agreements and incentive plans provide for payments to be made to the employees thereunder if their employment is terminated in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price.

     Furthermore, the indenture governing our senior secured notes requires it to give holders of the senior secured notes the opportunity to sell us their senior secured notes at 101% of their face amount plus accrued and unpaid interest in the event of a change of control. In addition, under our revolving credit facility, a change of control without the lender’s consent may lead the lender to exercise certain remedies, such as acceleration of the loan and termination of our obligation to fund additional advances under our revolving credit facility. Our master lease agreement grants the lessor similar remedies in the event of a change of control without its consent.

     Your ability to sell our Common Stock may be limited by a number of factors; prices for our Common Stock may be volatile.

     The market price of our Common Stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•	variations in operating results;

•	changes in, or our ability to meet, financial estimates by securities analysts;

•	changes in market valuations of companies in the glass container industry;

•	announcements by us or our competitors relating to significant contracts or customers, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	our success or failure to implement our expansion plans;

•	increases or decreases in reported holdings by insiders or mutual funds;

•	additions or departures of key personnel;

•	changes in dividend policy;

•	future sales of our Common Stock; and

•	stock market price and volume fluctuations generally.

     We may change our dividend policy; the instruments governing our indebtedness contain various covenants that may limit our ability to pay dividends.

     The amount and timing of dividends payable on our Common Stock is within the sole discretion of our board of directors. Dividends, if any, with respect to shares of our Common Stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Accordingly, we cannot assure you that we will pay dividends in the future or at all.

     The instruments governing our indebtedness contain various covenants which place limitations on the amount of dividends we may pay. The indenture governing our senior secured notes limits dividends on our Common Stock to no more than 6.0% per annum of the net cash proceeds received by us from all public equity offerings unless certain other financial measures are satisfied. In addition, our revolving credit agreement requires that, on and during the 30 days immediately preceding the dividend payment date, no default or event of default exists thereunder, the dividend payment not violate the terms of any other agreements, the aggregate amount of excess availability under the revolving credit agreement be at least $10.0 million and the dividend be paid out of legally available funds.

     In addition, under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

     The Selling Shareholders may sell the Shares from time to time on the Nasdaq National Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See “Selling Shareholders” and “Plan of Distribution.”

SELLING SHAREHOLDERS

     The Selling Shareholders may sell, from time to time, a total of up to 1,500,000 Shares issued to them pursuant to options or awards, if any, made to such persons under the Plan. The Selling Shareholders are as follows:

Richard M. Deneau	President and Chief Executive Officer and Director

Darrin J. Campbell	Chief Financial Officer and Executive Vice President – Sales and Asset Management

Roger L. Erb	Executive Vice President – Operations and Engineering

Richard A. Kabaker	Vice President, General Counsel and Secretary

Peter T. Reno	Vice President, Finance

Joel A. Asen	Director

James N. Chapman	Director

George Hamilton	Director

Timothy F. Price	Director

Alan H. Schumacher	Director, Chairman of the Board of Directors

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Shareholders as of March 31, 2004, and the number of Shares being offered by this Prospectus.

						Number of	Percentage of
						Shares	Common Stock
						Beneficially	Beneficially
						Owned After	Owned After All
	Number of					All Currently	Currently
	Shares of			Number of		Exerciseable	Exerciseable
	Common		Shares	Securities		Shares Are	Shares Are
	Stock		Covered By	Underlying		Resold Under	Resold Under
Name of Beneficial	Beneficially		This	Unexerciseable		This	This Prospectus
Owner	Owned (1)		Prospectus (2)	Options		Prospectus	(%)
Richard M. Deneau	374,250	(3)	(4)	116,616	(5)	344,250	1.40
Darrin J. Campbell	204,750	(6)	(4)	78,943	(5)	182,250	*
Roger L. Erb	204,750	(7)	(4)	78,943	(5)	182,250	*
Richard A. Kabaker	15,000	(8)	(4)	30,000	(5)	0	*
Peter T. Reno	15,000	(8)	(4)	30,000	(5)	0	*
Joel A. Asen	7,500		(4)	7,500	(5)	7,500	*
James N. Chapman	7,500		(4)	7,500	(5)	7,500	*
George Hamilton	7,500	(8)	(4)	7,500	(5)	0	*
Timothy F. Price	7,500	(8)	(4)	7,500	(5)	0	*
Alan H. Schumacher	7,500	(8)	(4)	7,500	(5)	0	*

* Less than one percent.

(1)	Based upon information furnished by the respective Selling Shareholders. Under applicable regulations, Shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the Shares, whether or not he has any economic interest with respect to the Shares. Includes options that are exerciseable within the next 60 days.

(2)	Includes the following Shares subject to options already issued under the Plan: Mr. Deneau (30,000 exerciseable/116,616 unexerciseable); Mr. Campbell (22,500 exerciseable/78,943 unexerciseable); Mr. Erb (22,500 exerciseable/78,943 unexerciseable); Mr. Kabaker (15,000 exerciseable/30,000 unexerciseable); Mr. Reno (15,000 exerciseable/30,000 unexerciseable); Mr. Asen (7,500 unexerciseable); Mr. Chapman (7,500 unexerciseable); Mr. Hamilton (7,500 exerciseable/7,500 unexerciseable); Mr. Price (7,500 exerciseable/7,500 unexerciseable); and Mr. Schumacher (7,500 exerciseable/7,500 unexerciseable).

(3)	Includes 30,000 Shares issuable upon the exercise of currently exercisable options.

(4)	The number of Shares subject to options to be issued under the Plan to the Selling Shareholders (which, if issued, upon exercise, will be covered for resale pursuant to this Prospectus) is subject to awards that may be made under the Plan from time to time and, therefore, is not yet determinable.

(5)	Unexercisable options vest and become exercisable 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date.

(6)	Includes 22,500 Shares issuable upon the exercise of currently exercisable options.

(7)	Includes 22,500 Shares issuable upon the exercise of currently exercisable options.

(8)	Shares are issuable upon the exercise of currently exercisable options.

PLAN OF DISTRIBUTION

     Selling Shareholders may sell the Shares from time to time on the Nasdaq National Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Sales of Shares may be effected at the time of, and in connection with, the Selling Shareholder’s exercise of options under which the Company issues such Shares to the Selling Shareholder. The Selling Shareholders expect to employ brokers or dealers in order to sell the Shares. Brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders or from purchasers in amounts to be negotiated, which commissions and discounts are not expected to deviate from usual and customary brokers’ commissions. Neither the Company nor the Selling Shareholders expect to employ, utilize or otherwise engage any finders to assist in the sales of the Shares.

     There is no assurance that the Selling Shareholders will offer for sale or sell any or all of the Shares registered pursuant to this Prospectus.

DESCRIPTION OF THE COMMON STOCK

     The Company has authority to issue 60,000,000 shares of Common Stock. As of March 31, 2004, there were 24,522,343 shares issued and outstanding. The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of the Common Stock are entitled to receive ratably any dividends that may be declared from time to time by the Company’s board of directors. The amount and timing of dividends payable on the Common Stock is within the sole discretion of the Company’s board of directors. The Company paid an initial cash dividend of $.04 per common share in the fourth quarter of 2003. The Company’s board of directors declared a cash dividend of $.04 per common share paid on March 15, 2004 to shareholders of record on March 1, 2004. In the event of our liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by us with the Commission are hereby incorporated herein by reference:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 18, 2004.

     2. The description of our Common Stock contained in our Registration Statement on Form S-1 initially filed with the Commission on August 26, 2003 (Registration No. 333-108209) (as amended by Amendment No. 1 thereto filed with the Commission on September 5, 2003, and Amendment No. 2 thereto filed with the Commission on September 9, 2003).

     Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

AVAILABLE INFORMATION

     We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, without charge, a copy of any or all of the information that has been incorporated by reference in this Prospectus, upon the oral or written request of such person. Requests for such information may be directed to Richard A. Kabaker, our Vice President, General Counsel and Secretary, at our principal executive offices located at One Anchor Plaza, 4343 Anchor Plaza Parkway, Tampa, Florida 33634-7513.

     We are subject to the reporting requirements of Sections 13 and 15 (d) of the Exchange Act and, in accordance therewith, file reports and other information with the Commission. Such reports, proxy and information statements can be inspected and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains such reports, proxy and information statements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL permits a corporation to limit or eliminate a director’s or officer’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director or officer which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director or officer liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of us and our shareholders (through shareholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

     Pursuant to indemnification agreements entered into between us and each of our directors and officers, we have agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Commission allows us to “incorporate by reference” the information we file with the Commission, which means we can disclose important information to investors by referring investors to those documents. The information incorporated by reference is an important part of this Registration Statement, and information we file later will automatically update and supersede this information. The following documents are incorporated by reference:

     (1) Our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 18, 2004.

     (2) The description of our Common Stock contained in our Registration Statement on Form S-1 initially filed with the Commission on August 26, 2003 (Registration No. 333-108209) (as amended by Amendment No. 1 thereto filed with the Commission on September 5, 2003, and Amendment No. 2 thereto filed with the Commission on September 9, 2003).

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The reorganized company financial statements as of December 31, 2003 and December 31, 2002 and for the year ended December 31, 2003 and the four-month period ended December 31, 2002, incorporated herein by reference, have been so included in reliance on the report (which contains an explanatory paragraph regarding the impact of fresh-start adjustments to the predecessor company financial statements as described in Notes 3 and 4 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The predecessor company financial statements for the eight-month period ended August 31, 2002 and the year ended December 31, 2001, incorporated herein by reference, have been so included in reliance on the report (which contained explanatory paragraphs regarding (i) the impact of fresh-start adjustments to the predecessor company financial statements as described in Notes 3 and 4 to the financial statements and (ii) the adoption of FASB Statement No. 142 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The legality of the issuance of the Common Stock being registered hereby is being passed upon by Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, counsel for the Company.

Item 6. Indemnification of Directors and Officers.

     Indemnification Under the Delaware General Corporation Law

     Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (4) for any transaction from which the director derived an improper personal benefit.

     These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the Company’s Amended and Restated Certificate of Incorporation (the “Charter”)

     The Fifth Article of the Company’s Amended and Restated Certificate of Incorporation provides that, except as otherwise provided by the DGCL, as the same exists or may be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not apply to liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (governing the liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Company shall indemnify directors and officers of the Company to the fullest extent permitted by the DGCL. Any repeal or modification of the Fifth Article by the Company’s stockholders shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     The Seventh Article of the Company’s Charter provides that, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, the Company shall indemnify any and all persons whom it shall have the power to indemnify under the DGCL. The indemnification provided for in the Seventh Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Company, by agreement, by vote of stockholders or disinterested directors of the Company or otherwise.

Indemnification Under the Company’s Amended and Restated By-laws (the “By-laws”)

     Section 1 of Article VI of the Company’s By-laws provide that, unless otherwise determined by the board of directors, the Company shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof) or other provisions of the laws of Delaware relating to indemnification of directors, officers, employees and agents, as the same may be amended and supplemented from time to time, indemnify any and all such persons whom it shall have power to indemnify under the DGCL or such other provisions of law.

     Section 2 of Article VI of the Company’s By-laws provides that, without limiting the generality of Section 1 of Article VI, to the fullest extent permitted, and subject to the conditions imposed, by law, and pursuant to Section 145 of the DGCL unless otherwise determined by the board of directors, (i) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (ii) that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law.

     Section 3 of Article VI of the Company’s By-laws provides that, without limiting the generality of Section 1 or Section 2 of Article VI, to the fullest extent permitted by law, indemnification may be granted and expenses may be advanced, to the persons described in Section 145 of the DGCL or other provisions of the laws of Delaware relating to indemnification and advancement of expenses, as from time to time may be in effect, by (i) a resolution of stockholders, (ii) a resolution of the board of directors, or (iii) an agreement providing for such indemnification and advancement of expenses, provided that no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to the person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

     Section 4 of Article VI of the Company’s By-laws provides that it is the intent of Article VI to require the Company, unless otherwise determined by the board of directors, to indemnify persons referred to therein for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys’ fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of by-laws, and the indemnification and expense advancement provided by Article VI shall not be limited by the absence of express recital of such circumstances. The indemnification and advancement of expenses provided by, or granted pursuant to, the Company’s By-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of the Company’s Certificate of Incorporation, the By-laws, by agreement, by vote of stockholders or disinterested directors of the Company or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 5 of Article VI of the Company’s By-laws provides that indemnification pursuant to the By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of those entitled to indemnification.

Indemnification Under Indemnification Agreements With Our Directors and Officers

     Reference is made to the form of Indemnification Agreement entered into between the Company and each of its directors and officers, pursuant to which the Company agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a complete list of exhibits filed as part of this Registration Statement:

EXHIBIT
NUMBER	DESCRIPTION
4.1	Anchor Glass Container Corporation Equity Incentive Plan.

5.1	Opinion of Schulte Roth & Zabel LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 7th day of April, 2004.

ANCHOR GLASS CONTAINER CORPORATION
By:	/s/ Darrin J. Campbell
	Name:	Darrin J. Campbell
	Title:	Chief Financial Officer and Executive Vice President

     We, the undersigned directors of the Company, do hereby constitute and appoint Richard M. Deneau and Darrin J. Campbell and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as directors and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Company to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard M. Deneau Richard M. Deneau	President, Chief Executive Officer and Director	April 7, 2004

/s/ Darrin J. Campbell Darrin J. Campbell	Chief Financial Officer and Executive Vice President	April 7, 2004

/s/ Joel A. Asen Joel A. Asen	Director	April 7, 2004

/s/ James N. Chapman James N. Chapman	Director	April 7, 2004

/s/ Jonathan Gallen Jonathan Gallen	Director	April 7, 2004

/s/ George Hamilton George Hamilton	Director	April 7, 2004

/s/ Timothy F. Price Timothy F. Price	Director	April 7, 2004

/s/ Alan H. Schumacher Alan H. Schumacher	Director	April 7, 2004

/s/ Lenard B. Tessler Lenard B. Tessler	Director	April 7, 2004

     Pursuant to the requirements of the Securities Act, the Board, as Administrator of the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 7th day of April, 2004.

ANCHOR GLASS CONTAINER CORPORATION EQUITY INCENTIVE PLAN
By:	/s/ Alan H. Schumacher
	Name:	Alan H. Schumacher
	Title:	Chairman of the Board

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	Anchor Glass Container Corporation Equity Incentive Plan.

5.1	Opinion of Schulte Roth & Zabel LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1).

24	Power of Attorney (included on signature page).